Exhibit 5
WHITE WHITE & VAN ETTEN PC
55 Cambridge Parkway
Cambridge, MA 02142
May 16, 2011
Technical Communications Corporation
100 Domino Drive
Concord, Massachusetts 01742
Re: 2010 Equity Incentive Plan, as amended and restated
Ladies and Gentlemen:
We have assisted Technical Communications Corporation (the “Company”), a Massachusetts corporation, in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration of 200,000 shares (the “Shares”) of the Company’s common stock, $0.10 par value per share, issuable under the Company’s 2010 Equity Incentive Plan, as amended and restated (the “Plan”), as that number may be adjusted from time to time pursuant to the provisions of the Plan.
In connection with this opinion, we have examined the Articles of Organization of the Company, as amended to the date hereof and on file with the Massachusetts Secretary of the Commonwealth, the By-laws of the Company, as amended to the date hereof, and such records of corporate proceedings of the Company and other documents and instruments as we have deemed appropriate for the purposes of this opinion, the Registration Statement and the exhibits thereto.
In rendering the opinions expressed below, we have assumed and not verified the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of any such documents, and the legal capacity of each individual executing any document. We have further assumed and not verified that all information contained in all documents reviewed by us is true and complete and that each grant of an award pursuant to the Plan will be duly authorized.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized for issuance under the Plan, and the Shares, when issued and paid for in accordance with the terms of the Plan, will be legally issued, fully-paid and nonassessable.
This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. Please note that we are opining as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is solely for your benefit in connection with the filing of the Registration Statement and may not be quoted or relied upon by any other person or used for any other purpose, without our prior written consent.
We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ White White & Van Etten PC
WHITE WHITE & VAN ETTEN PC